Exhibit 10.22

9380 Carroll Park Drive San Diego, CA 92121 Phone (858) 731-9400 Fax (858) 731-9505 www.psemi.com

BETWEEN

PEREGRINE SEMICONDUCTOR CORPORATION

AND

Jeff Belk

This Agreement (“Agreement”), made and entered into this 15th day of January 2009 (“Effective Date”) by and between Peregrine Semiconductor Corporation (“Peregrine”), a Delaware corporation and Jeff Belk (“Consultant”).

WHEREAS, Peregrine requires certain services, and Consultant possesses the capability and desire to provide same for consideration defined in paragraph 4 herein, now therefore the parties agree to the following:

1)	Consultant shall perform all such services under this Agreement as an independent contractor, and not as an employee or agent of Peregrine.

2)	Consultant shall employ its best efforts to meet requests for services to be performed. Such services shall be carried out at Consultant’s usual place of business or supply worksite.

3)	The term and scope of such services to be performed shall be stipulated by Jim Cable of Peregrine Semiconductor Corporation under this agreement. It is estimated that the services of Consultant will begin on January 15, 2009 and will be necessary for approximately one year through December 31, 2009. This time period may be extended by mutual agreement between Peregrine and Consultant.

4)	Peregrine agrees to pay Consultant a rate of $ 55,000 per year for the completion of Tasks as defined in Exhibit A. Consultant agrees to provide Peregrine with an invoice for services rendered under this Agreement on a monthly basis. Payment will be made within fifteen (15) days of receipt of Consultant’s invoice. Additionally, Consultant will be granted 20,000 additional common stock options that will vest daily form January 15 through December 31, 2009. This shall be full compensation for services performed under this Agreement. Any or all of the project may be terminated by either party at any time upon receipt of two (2) weeks written notification. Consultant workweek will be an average of 32 hours per month.

5)	Peregrine agrees to pay Consultant for travel time at the rate of $1,200 per day for days exceeding 8 hours per week. Travel will be on an as needed basis and independent from the consulting fee to a maximum of $10,000. Airline tickets, car rental, and hotel reservations will be booked by Peregrine’s Travel Agency. Airline tickets will be paid for directly by Peregrine. Receipts for meals, car rental, and hotel should be submitted on the Peregrine standard expense report on a monthly basis.

6)	Consultant agrees to be responsible for satisfactory completion of services performed under this Agreement.

7)	Peregrine and Consultant understand and agree that certain proprietary and privileged information may pass between them during the term of this Agreement. Each party shall preserve and protect such information and shall not disclose same except as required by law, act, or regulation of the Federal government. Consultant agrees to promptly disclose to Peregrine any and all inventions, concepts or improvements thereof made or conceived by Consultant as a direct or proximate result of work under this Agreement. Each party shall be bound under this paragraph 7 for a period of (3) years following the terms herein or as extended by mutual agreement.

8)	All intellectual property rights owned by a party at the Effective Date shall remain the property of such party and no licenses or other rights with respect to such intellectual property are granted to the other party. As to intellectual property developed after the Effective Date, the following applies:

(a) Assignment of Inventions: Consultant agrees to promptly make full written disclosure to Peregrine, will hold in trust for the sole right and benefit of Peregrine, and hereby assign to Peregrine, or its designee, all rights, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of this Agreement (collectively referred to as “Inventions”). Consultant further acknowledges that all original works of authorship which are made (solely or jointly with others) within the scope of and during the term of this Agreement and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Consultant understands and agrees that the decision whether or not to commercialize or market any invention developed solely or jointly with others is within Peregrine’s sole discretion and for Peregrine’s sole benefit and that no royalty will be due to the Consultant as a result of Peregrine’s efforts to commercialize or market any such invention.

(b) Inventions Assigned to the United States: Consultant agrees to assign to the United States government all rights, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between Peregrine and the United States or any of its agencies.

(c) Maintenance of Records: Consultant agrees to keep and maintain adequate and current written records of all Inventions made (solely or jointly with others) during the term of this Agreement with Peregrine. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Peregrine. The records will be available to and remain the sole property of Peregrine at all times.

9)	This Agreement shall be governed by the laws of the state of California. For the purposes of jurisdiction, the parties agree that all disputes shall be heard in the courts of San Diego County.

10)	This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. No modification or additions to or deletions from this Agreement shall be binding upon either party, unless accepted in writing by and authorized representative of each party.

11)	Consultant is in no case authorized or permitted to use Peregrine’s logo(s), name, or other trademarks to represent Consultant or Consultant’s business.

AGREED:
Peregrine Semiconductor Corporation	Consultant

/S/ JAMES S. CABLE	/S/ JEFFREY BELK
Signature	Signature

James S. Cable	Jeffrey Belk
Printed Name	Printed Name

CEO 1/21/09	Consultant
Title Date	Title Date

Exhibit A

Scope Of Work:

•	Assist in Strategy Process/5 Year planning/investigation of creation of licensing program

•	Assist CEO/executive team on tactical deal closing

•	Help improve Corporate Profile (“Marketing”)

•	Assist with BOD communications

Deliverable:

PEREGRINE SEMICONDUCTOR CORPORATION

9380 Carroll Park Drive

San Diego, CA 92121

Jeffrey Belk

15721 Bernardo Heights Pkwy #18

San Diego, CA 92128

Re: Consultant Agreement, dated January 15, 2009, between Peregrine Semiconductor Corporation and Jeff Belk (the “Consultant Agreement”)

Dear Jeff:

This letter agreement (the “Agreement”) confirms the mutual understanding between you and Peregrine Semiconductor Corporation (the “Company”) regarding the termination of the above referenced Consultant Agreement.

As you know, we previously agreed to extend the Consultant Agreement during 2010 pursuant to Section 3 of such agreement. More recently, we mutually agreed to terminate the Consultant Agreement, including any and all extensions thereof, effective as of September 30, 2010.

Please sign and return this letter as your acknowledgement of, and agreement to, the terms above. If you have any questions, please do not hesitate to call me.

Very truly yours,

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ JIM CABLE
Name: Jim Cable
Title: Chief Executive Officer

I agree to the terms of this letter agreement:

Signature: /s/ JEFF BELK

Name (print): Jeff Belk